Exhibt 10.30

CREDIT AGREEMENT

Dated as of January 18, 2007

among

ALTERNATIVE ENERGY RESOURCES, INC.

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

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	3.18	Insurance	24
	3.19	Deposit and Disbursement Accounts	24
	3.20	Government Contracts	25
	3.21	Customer and Trade Relations	25
	3.22	Bonding; Licenses	25
	3.23	Solvency	25

4.	FINANCIAL STATEMENTS AND INFORMATION		25
	4.1	Reports and Notices	25
	4.2	Communication with Accountants	25

5.	AFFIRMATIVE COVENANTS		26
	5.1	Maintenance of Existence and Conduct of Business	26
	5.2	Payment of Charges	26
	5.3	Books and Records	26
	5.4	Insurance; Damage to or Destruction of Collateral	27
	5.5	Compliance with Laws	28
	5.6	Supplemental Disclosure	28
	5.7	Intellectual Property	29
	5.8	Environmental Matters	29
	5.9	Landlords’ Agreements, Mortgagee Agreements; Bailee Letters and Real Estate Purchases.	29
	5.10	Accountant Recommendations	30
	5.11	Further Assurances	30
	5.12	Accounting System	30
	5.13	Software License	30

6.	NEGATIVE COVENANTS		30
	6.1	Mergers, Subsidiaries, Etc.	30
	6.2	Investments; Loans and Advances	31
	6.3	Indebtedness.	31
	6.4	Employee Loans and Affiliate Transactions.	31
	6.5	Capital Structure and Business	32
	6.6	Guaranteed Indebtedness	32
	6.7	Liens	32
	6.8	Sale of Stock and Assets	33
	6.9	ERISA	33
	6.10	Financial Covenants	33
	6.11	Hazardous Materials	33
	6.12	Sale-Leasebacks	33
	6.13	Restricted Payments	33
	6.14	Change of Corporate Name or Location; Change of Fiscal Year	33
	6.15	No Impairment of Intercompany Transfers	34
	6.16	Intentionally Omitted	34
	6.17	Changes Relating to Material Contracts	34

7.	TERM		34

	7.1	Termination	34
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	34

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		34

	8.1	Events of Default	35
	8.2	Remedies.	37
	8.3	Waivers by Credit Parties	37

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		37

	9.1	Assignment and Participations.	37
	9.2	Appointment of Agent	40
	9.3	Agent’s Reliance, Etc.	41
	9.4	GE Capital and Affiliates	41
	9.5	Lender Credit Decision	41
	9.6	Indemnification	42
	9.7	Successor Agent	42
	9.8	Setoff and Sharing of Payments	42
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.	43

10.	SUCCESSORS AND ASSIGNS		45

	10.1	Successors and Assigns	45

11.	MISCELLANEOUS		45

	11.1	Complete Agreement; Modification of Agreement	45
	11.2	Amendments and Waivers	46
	11.3	Fees and Expenses	48
	11.4	No Waiver	49
	11.5	Remedies	49
	11.6	Severability	49
	11.7	Conflict of Terms	49
	11.8	Confidentiality	49
	11.9	GOVERNING LAW	50
	11.10	Notices	51
	11.11	Section Titles	51
	11.12	Counterparts	52
	11.13	WAIVER OF JURY TRIAL	52
	11.14	Press Releases and Related Matters	52
	11.15	Reinstatement	52
	11.16	Advice of Counsel	52
	11.17	No Strict Construction	52

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.1(a))	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice AddressesAnnex J (from Annex A-
Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(ii)	-	Form of Letter of Credit Note
Exhibit 1.1(b)(i)(A)	-	Form of Notice of Term Loan Advance
Exhibit 1.1(b)(iii)	-	Form of Term Loan Note
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit E-1	-	Form of Rollforward Calculation Chart
Exhibit E-2	-	Form of End-Consumer Churn Rate Calculation Chart
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

THIS CREDIT AGREEMENT (this “Agreement”), dated as of January 18, 2007 among ALTERNATIVE ENERGY RESOURCES, INC., a Delaware corporation (“Borrower”); COMVERGE, INC., a Delaware corporation (“Parent”) (for the limited purpose of providing those certain representations and warranties described in Article III of this Agreement), the other Credit Parties signatory hereto from time to time; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower has requested that Lenders extend term and letter of credit facilities to Borrower of up to Forty Million and No/100 Dollars ($40,000,000.00) in the aggregate for the purpose of funding certain Expenditures and to provide (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower and (c) funds for other purposes permitted hereunder including the payment of fees and expenses incurred in connection with this Agreement; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a) Letter of Credit Facility.

(i) Subject to the terms and conditions contained herein and in Annex B, each L/C Lender agrees to incur or purchase participations in its Pro Rata Share of Letter of Credit Obligations from time to time prior to the Facility Termination Date. The Pro Rata Share of the Letter of Credit Obligations of any L/C Lender shall not at any time exceed its separate Letter of Credit Commitment.

(ii) Except as provided in Section 1.12, Borrower shall execute and deliver to each L/C Lender a note to evidence the Letter of Credit Commitment of that L/C Lender. Each note shall be in the principal amount of the Letter of Credit Commitment of the applicable L/C Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Letter of Credit Note”). Each Letter of Credit Note shall represent the obligation of Borrower to pay the amount of L/C Lender’s Letter of Credit Commitment or, if less, such L/C Lender’s Pro Rata Share of the aggregate outstanding amount of all L/C Advances together with interest thereon as prescribed in Section 1.5. All Letter of Credit Obligations and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

(b) Term Loan.

(i) Subject to the terms and conditions hereof, each Term Lender agrees to make available from time to time until the third anniversary of the Closing Date (the “Drawdown Period Termination Date”) its Pro Rata Share of advances (each, a “Term Loan Advance”) under the Term Loans to fund certain Expenditures and the payment of fees and expenses incurred in connection with this Agreement. The Pro Rata Share of the Term Loans of any Term Lender shall not at any time exceed its separate Term Loan Commitment. The obligations of each Term Lender hereunder shall be several and not joint. The aggregate amount of Term Loan Advances outstanding shall not exceed at any time the Term Loan Commitment of all Term Lenders (the “Maximum Term Loan Amount”). The aggregate amount of Term Loan Advances made with respect to any Eligible Reduction Contract shall not exceed at any time the Eligible Reduction Contract Amount. Each Term Loan Advance shall be in an amount of no less than $100,000, and Term Loan Advances shall be made no more frequently than monthly on notice by Borrower to Agent. Such notices (each a “Notice of Term Loan Advance”) must be given no later than 11:00 a.m. (New York time) on the date which is no less than three Business Days prior to the date such Term Loan Advance is requested. Each Notice of Term Loan Advance must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(b)(i)(A) – Form of Notice of Term Loan Advance, and shall include the information required in such Exhibit, executed and delivered by an authorized officer of Borrower, and such other information as may be reasonably required by Agent. Each such Notice of Term Loan Advance may serve as a request for a Term Loan Advance in an amount not to exceed the aggregate Eligible Reduction Contract Amount for the Eligible Reduction Contracts described in such Notice of Term Loan Advance shall set forth a calculation of such aggregate Eligible Reduction Contract Amount.

(ii) Each Term Lender’s obligation to make any Term Loan Advance is subject to the satisfaction of each of the following conditions precedent:

(A) Borrower shall have satisfied each of the requirements set forth in Section 1.1(b)(iii) and Section 2 below;

(B) The aggregate cumulative amount of all Term Loan Advances made hereunder plus the Term Loan Advance requested shall not exceed the Maximum Term Loan Amount as of the date of such request and the date the Term Loan Advance is to be made;

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(C) The aggregate cumulative amount of all Term Loan Advances made hereunder with respect to an Eligible Reduction Contract plus the Term Loan Advance requested shall not exceed the Eligible Reduction Contract Amount as of the date of such request and the date the Term Loan Advance is to be made;

(D) The Term Lenders shall not be obligated to fund any particular Term Loan Advance to Borrower unless Agent is satisfied, in its reasonable judgment and based on such actual and pro forma financial information as Agent may reasonably request, that no Default or Event of Default exists at the time of and after giving effect to such Term Loan Advance and that no violation of any of the financial covenants in Annex G, can reasonably be expected to occur as a result of such Term Loan Advance; and

(E) Any Reduction Contract that forms the basis of a Notice of Term Loan Advance shall be an Eligible Reduction Contract.

(iii) Except as provided in Section 1.12, Borrower shall execute and deliver to each Term Lender a note to evidence the Term Loan Commitment of that Term Lender. Each note shall be in the principal amount of the Term Loan Commitment of the applicable Term Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(iii) (each a “Term Loan Note” and, collectively, the “Term Loan Notes”). Each Term Loan Note shall represent the obligation of Borrower to pay the amount of Term Lender’s Term Loan Commitment or, if less, such Term Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Term Loan Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Term Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

(iv) All Term Loan Advances made by the Term Lenders during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “First Drawdown Period”) shall constitute the “First Term Loan”, and Borrower shall repay the principal amount of the First Term Loan in Twenty (20) consecutive quarterly installments as follows:

Payment Dates	Installment Amounts
April 1, 2009	2.5% of the First Term Loan
July 1, 2009	2.5% of the First Term Loan
October 1, 2009	2.5% of the First Term Loan
January 1, 2010	2.5% of the First Term Loan
April 1, 2010	3.75% of the First Term Loan
July 1, 2010	3.75% of the First Term Loan
October 1, 2010	3.75% of the First Term Loan
January 1, 2011	3.75% of the First Term Loan
April 1, 2011	6.25% of the First Term Loan
July 1, 2011	6.25% of the First Term Loan
October 1, 2011	6.25% of the First Term Loan

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January 1, 2012	6.25% of the First Term Loan
April 1, 2012	6.25% of the First Term Loan
July 1, 2012	6.25% of the First Term Loan
October 1, 2012	6.25% of the First Term Loan
January 1, 2013	6.25% of the First Term Loan
April 1, 2013	6.25% of the First Term Loan
July 1, 2013	6.25% of the First Term Loan
October 1, 2013	6.25% of the First Term Loan
January 17, 2014	Remaining principal balance of the First Term Loan

(v) All Term Loan Advances made by the Term Lenders during the period commencing on the day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Second Drawdown Period”) shall constitute the “Second Term Loan”, and Borrower shall repay the principal amount of the Second Term Loan in Sixteen (16) consecutive quarterly installments as follows:

Payment Dates	Installment Amounts
April 1, 2010	2.5% of the Second Term Loan
July 1, 2010	2.5% of the Second Term Loan
October 1, 2010	2.5% of the Second Term Loan
January 1, 2011	2.5% of the Second Term Loan
April 1, 2011	3.75% of the Second Term Loan
July 1, 2011	3.75% of the Second Term Loan
October 1, 2011	3.75% of the Second Term Loan
January 1, 2012	3.75% of the Second Term Loan
April 1, 2012	6.25% of the Second Term Loan
July 1, 2012	6.25% of the Second Term Loan
October 1, 2012	6.25% of the Second Term Loan
January 1, 2013	6.25% of the Second Term Loan
April 1, 2013	6.25% of the Second Term Loan
July 1, 2013	6.25% of the Second Term Loan
October 1, 2013	6.25% of the Second Term Loan
January 17, 2014	Remaining principal balance of the Second Term Loan

(vi) All Term Loan Advances made by the Term Lenders during the period commencing on the day following the second anniversary of the Closing Date and ending on the Drawdown Period Termination Date (the “Third Drawdown Period”) shall constitute the “Third Term Loan”, and Borrower shall repay the principal amount of the Third Term Loan in Twelve (12) consecutive quarterly installments as follows:

Payment Dates	Installment Amounts
April 1, 2011	2.5% of the Third Term Loan
July 1, 2011	2.5% of the Third Term Loan

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October 1, 2011	2.5% of the Third Term Loan
January 1, 2012	2.5% of the Third Term Loan
April 1, 2012	3.75% of the Third Term Loan
July 1, 2012	3.75% of the Third Term Loan
October 1, 2012	3.75% of the Third Term Loan
January 1, 2013	3.75% of the Third Term Loan
April 1, 2013	6.25% of the Third Term Loan
July 1, 2013	6.25% of the Third Term Loan
October 1, 2013	6.25% of the Third Term Loan
January 17, 2014	Remaining principal balance of the Third Term Loan

(vii) Notwithstanding Section 1.1(b)(iv), (v) and (vi), the aggregate outstanding principal balances of the Term Loans shall be due and payable in full in immediately available funds on the Facility Termination Date, if not sooner paid in full. No payment with respect to any Term Loan may be reborrowed.

(viii) Each payment of principal with respect to any Term Loan shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender’s respective Term Loan Commitment.

(ix) Notwithstanding anything in this Section 1.1(b) to the contrary, the initial Notice of Term Loan Advance on the Closing Date shall include an additional request for, and the Term Lenders hereby agree to make, a Term Loan Advance in an amount equal to the Fees payable on the Closing Date to Agent and Lenders pursuant to the GE Capital Fee Letter and the payment of fees and expenses incurred in connection with this Agreement.

(c) Intentionally Omitted.

(d) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Term Loan Advance or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2 Intentionally Omitted.

1.3 Prepayments.

(a) Voluntary Prepayments. Borrower may at any time on at least five (5) days’ prior written notice to Agent voluntarily prepay all or part of any outstanding Term Loan; provided that any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount. In addition, Borrower may at any time prior to the Drawdown Period Termination Date and on at least five (5) days’ prior written notice to Agent terminate the Term Loan Commitment. Borrower may at any time on at least ten (10) days’ prior written notice to Agent terminate the Letter of Credit Commitment; provided that upon such termination, all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B. Any such voluntary prepayment must be accompanied by

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the payment of the Fee required by Section 1.9(d), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such termination of the Term Loan Commitment, Borrower’s right to request Term Loan Advances pursuant to this Agreement or request that Letter of Credit Obligations be incurred on its behalf shall simultaneously be terminated. Any partial prepayments of any outstanding Term Loan made by Borrower shall be applied to prepay the scheduled installments of such Term Loan in inverse order of maturity.

(b) Mandatory Prepayments.

(i) Immediately upon receipt by any Credit Party of any cash proceeds of any asset disposition (including but not limited to the cash proceeds of any System Purchase Payment), Borrower shall prepay the Loans in an amount equal to all such adjustment payments or proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). The following shall not be subject to mandatory prepayment under this clause (i): (1) asset disposition proceeds of less than $250,000 in the aggregate in any Fiscal Year, and (2) asset disposition proceeds that are reinvested in Equipment, Fixtures or Real Estate within one hundred and eighty (180) days following receipt thereof; provided that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs.

(ii) If Borrower issues Stock to any Person who is not an Affiliate, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to ten percent (10%) of all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

(c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the First Term Loan; third, to interest then due and payable on the Second Term Loan; fourth, to interest then due and payable on the Third Term Loan; fifth, to prepay the scheduled principal installments of the Term Loans in inverse order of maturity (provided that principal installments of the Term Loans with the same maturity dates shall be applied in the following order: First Term Loan, Second Term Loan and then Third Term Loan), until all Term Loans shall have been prepaid in full; sixth, to interest then due and payable on the L/C Loan; seventh, to any L/C Loan; and eighth, to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B.

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(d) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) and the Mortgage(s), respectively, shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the First Term Loan; third, to interest then due and payable on the Second Term Loan; fourth, to interest then due and payable on the Third Term Loan; fifth, to prepay the scheduled principal installments of the Term Loans in inverse order of maturity (provided that principal installments of the Term Loans with the same maturity dates shall be applied in the following order: First Term Loan, Second Term Loan and then Third Term Loan), until all Term Loans shall have been prepaid in full; sixth, to interest then due and payable on the Letter of Credit Obligations; and seventh, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B.

(e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds . Borrower shall utilize the proceeds of the Loans solely for the purpose of (a) funding certain Expenditures, (b) funding the fees and expenses incurred in connection with this Agreement, (c) financing of Borrower’s ordinary working capital and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Term Loans to be made and Letter of Credit Obligations to be incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5 Interest and Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the L/C Loan, the applicable LIBOR Rate plus the Applicable L/C LIBOR Margin per annum, or at the election of Borrower to convert all LIBOR Loans to Index Rate Loans pursuant to Section 1.16(c) of this Agreement, the Index Rate plus the Applicable L/C Index Margin per annum; and (ii) with respect to the Term Loans, the LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum, or at the election of Borrower to convert all LIBOR Loans to Index Rate Loans pursuant to Section 1.16(c) of this Agreement, the Index Rate plus the Applicable Term Loan Index Margin per annum. The Applicable Margins are as follows:

Applicable L/C LIBOR Margin	2.75%
Applicable L/C Index Margin	1.50%
Applicable Term Loan LIBOR Margin	2.75%
Applicable Term Loan Index Margin	1.50%
Applicable Unused Line Fee Margin	0.50%

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(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Intentionally Omitted.

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 Eligible Reduction Contracts . Reduction Contracts owned by Borrower, reflected in the most recent Notice of Term Loan Advance delivered by Borrower to Agent and satisfying the criteria described in this Section 1.6 shall be “Eligible Reduction Contracts” for purposes of this Agreement. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Reduction Contracts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the

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Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its reasonable credit judgment (provided that any such adjusted or new criteria shall not apply to any Reduction Contract satisfying the Eligible Reduction Contract criteria in effect as of the date such Reduction Contract was executed unless (A) Borrower’s business has changed in any material respect since the date such Reduction Contract was executed by Borrower, or (B) the terms or conditions of such Reduction Contract have changed in any material respect since the date such Reduction Contract was executed by Borrower), and to adjust the Eligible Reduction Contract Amount in its reasonable credit judgment, subject to the approval of Supermajority Term Lenders in the case of adjustments or new criteria which have the effect of making more credit available. If Borrower does not reasonably agree with (i) the establishment, modification or elimination of any Reserves against Eligible Reduction Contracts, (ii) the adjustment of any eligibility criteria, or (iii) the adjustment of the Eligible Reduction Contract Amount, Borrower shall have the option, upon five (5) days prior written notice to Agent, to terminate the Commitments; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B. Any prepayment made pursuant to this Section 1.6 shall not be subject to the payment of the Fee required by Section 1.9(d). To constitute an Eligible Reduction Contract, a Reduction Contract shall satisfy all of the following requirements:

(a) Each party to the Reduction Contract receiving peak load reduction capacity is a Qualified Customer;

(b) The Qualified Customer has committed to purchase installed capacity under such Reduction Contract at a pre-agreed rate;

(c) The End Consumers have consented to the installation of the Systems as contemplated under such Reduction Contract and consistent with the use of proceeds contemplated herein;

(d) If such Reduction Contract has a term of less than five (5) years, such Reduction Contract shall contain a provision that, upon termination of such Reduction Contract, the Qualified Customer under such Reduction Contract shall be obligated to purchase any System subject to such Reduction Contract (such obligation of a Qualified Customer referred to as a “System Purchase Obligation”);

(e) Borrower has received all consents and approvals of all Persons including all requisite Governmental Authorities required to commence operation of the Systems and receive payments pursuant to such Reduction Contract;

(f) To Borrower’s knowledge, no material default or breach exists with respect to such Reduction Contract and no event has occurred that, with the passage of time or notice or both, would, unless cured or waived, become a material default or breach under such Reduction Contract;

(g) Borrower must provide evidence to Agent (such evidence reasonably acceptable to Agent) that Borrower has obtained and continues to have access to all Equipment,

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Systems and other goods and services required to perform Borrower’s obligations under such Reduction Contract;

(h) Such Reduction Contract is otherwise acceptable to Agent (such acceptance not to be unreasonably withheld); and

(i) Such Reduction Contract is subject to a Lien under the Security Agreement and such Lien is acknowledged by the Qualified Customer under such Reduction Contract.

1.7 Intentionally Omitted.

1.8 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9 Fees.

(a) Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b) As additional compensation for the L/C Lenders, Borrower shall pay to Agent, for the ratable benefit of such L/C Lenders, in arrears, on the first Business Day of each month prior to the Facility Termination Date and on the Facility Termination Date, a Fee for Borrower’s non-use of available Letters of Credit in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Letter of Credit Commitment of all L/C Lenders (as it may be reduced from time to time) and (y) the average for the immediately preceding month of the daily closing balances of the Letter of Credit Obligations outstanding during such immediately preceding month.

(c) As additional compensation for the Term Lenders, Borrower shall pay to Agent, for the ratable benefit of such Term Lenders, in arrears, on the first Business Day of each month prior to the Facility Termination Date and on the Facility Termination Date, a Fee for Borrower’s non-use of available Term Loans in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) Maximum Term Loan Amount (as it may be reduced from time to time and less all Term Loan proceeds advanced and repaid as of the date such Fee is due) and (y) the daily average for the immediately preceding month of the aggregate principal amount of all outstanding Term Loans during such immediately preceding month.

(d) If Borrower pays after acceleration or prepays all or any portion of any Term Loan or makes a prepayment with respect to a L/C Loan, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of (i) the principal amount of any Term Loan paid after acceleration or prepaid and (ii) the amount of any L/C Loan prepaid. As used herein, the term “Applicable Percentage” shall mean (x) three percent (3.00%), in the case of a prepayment on

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or prior to the first anniversary of the Closing Date, (y) two percent (2.00%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1.00%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(b) or 1.16(c); provided that Borrower does not permanently reduce or terminate the Letter of Credit Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

(e) Borrower shall pay to Agent, for the ratable benefit of L/C Lenders, the Letter of Credit Fee as provided in Annex B.

1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Facility Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to reimburse the L/C Issuer for all unreimbursed draws or payments made by it under Letters of Credit; (2) to Fees and Agent’s expenses reimbursable hereunder; (3) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (4) to principal payments on the other Loans and to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans combined principal balance of the other Loans and outstanding Letter of Credit

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Obligations; and (5) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Term Loan Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct; provided further, that Credit Parties’ obligation to indemnify any Indemnified Person shall not apply to any claims by Credit Parties against such Indemnified Person based upon such Indemnified Person’s breach of its obligations under this Agreement. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY

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BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon three (3) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer

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tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.

1.15 Taxes.

(a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such

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Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or

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increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2. CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. In addition to the conditions set forth in Section 1.1(b) with respect to each Term Lender’s obligation to make any Term Loan Advance, no Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(d) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

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(e) Due Diligence. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit with results reasonably satisfactory to Agent.

2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Term Loan Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)(i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and (ii) Agent or Requisite Term Lenders have determined not to make such Term Loan Advance (or the Agent or Requisite L/C Lenders shall have determined not to incur any Letter of Credit Obligation) as a result of the fact that such warranty or representation is untrue or incorrect;

(b)(i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Term Loan Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Term Lenders shall have determined not to make any Term Loan Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c) after giving effect to any Term Loan Advance, the outstanding principal amount of the Term Loans would exceed the Maximum Term Loan Amount;

(d) after giving effect to any Term Loan Advance, the outstanding principal amount of the Term Loan Advances with respect to any Eligible Reduction Contract would exceed the Eligible Reduction Contract Amount; or

(e) after giving effect to any Letter of Credit Obligation, the outstanding amount of the Letter of Credit Obligations would exceed the Letter of Credit Commitment of all L/C Lenders.

The request and acceptance by Borrower of the proceeds of any Term Loan Advance, the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3. REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement and Parent (as of the date hereof and with respect to the representations and warranties set forth in Sections 3.1 through 3.6, 3.8 through 3.11, 3.13, 3.15, 3.17, 3.18 , 3.20, 3.21 and 3.16 (provided that Parent’s representations and warranties with respect to Section 3.16 shall be limited to the Projections, Financial Statements, Collateral Reports and other written reports and statements regarding the “Enterprise” division of Parent

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(such division now the Borrower hereunder), as such Projections, Financial Statements, Collateral Reports and other written reports and statements are prepared by Parent and delivered to Agent on or before the Closing Date)), jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate, limited liability company or limited partnership, as the case may be, power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, including without limitation, FERC Regulations and the FPA, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within four (4) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate, limited liability company or limited partnership, as the case may be, power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the

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creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Intentionally Omitted.

(b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries dated November 30, 2006, fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date hereof and was prepared in accordance with GAAP, with only such adjustments thereto as would be required to allow for proxy revenue and expense recognition.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower and reflect projections for the five year period beginning on January 1, 2007 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5 Material Adverse Effect. Between June 30, 2006 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that , alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by Parent or any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) neither Parent nor any Credit Party is in default and to the best of Borrower’s knowledge no third party is in default

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under any Material Contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since June 30, 2006 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7 Labor Matters. Except as set forth on Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority

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or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9 Government Regulation. Neither Parent nor any Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not constitute a violation by the Borrower of any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10 Margin Regulations. Neither Parent nor any Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Neither Parent nor any Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. Neither Parent nor any Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $50,000 in the aggregate. Proper and

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accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, neither Parent nor any Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, neither Parent nor any Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12 ERISA.

(a) Disclosure Schedule (3.12) lists as of the Closing Date, all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form. IRS/DOL 5500-series for each such Plan have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five

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years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any individual account defined contribution plan, Stock of Parent, all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Pension Plan measured on the basis of fair market value as of the latest date on which a purchase of such stock was made by any such Pension Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Parent or any Credit Party, threatened against Parent or any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to Parent or any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $50,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14 Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time prepared by Parent or any Credit Party and delivered hereunder or any written statement prepared by Parent or any Credit Party and furnished by or on behalf of Parent or any Credit Party to Agent or any Lender pursuant to the terms of this Agreement (other than the Projections) when taken as a whole contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and

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current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) to the Parent and the Credit Parties’ knowledge, the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $50,000; (ii) neither Parent nor any Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that could result in Environmental Liabilities in excess of $50,000; (iii) Parent and the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $50,000; (iv) Parent and the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $50,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) neither Parent nor any Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $50,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief against, or that alleges criminal misconduct by, Parent or any Credit Party; (vii) no notice has been received by Parent or any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of Parent and the Credit Parties, there are no facts, circumstances or conditions that may result in Parent or any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) Parent and the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to Parent or any Credit Party.

3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule

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correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier essential to its operations.

3.22 Bonding; Licenses. Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23 Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

4. FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including PricewaterhouseCoopers, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any

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Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5. AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $250,000.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial

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transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(b)).

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts as are customary in the industry and with financially sound insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems reasonably advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Agent reserves the right at any time upon any change in Parent’s or any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry, including but not limited to “All Risk” and business interruption insurance in form and substance reasonably satisfactory to Agent with endorsements naming Agent, on behalf of itself and Lenders, as loss payee. In addition, Agent reserves the right at any time upon any change in Parent’s or any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of general liability and other liability insurance policies to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.

(c) Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $50,000, as Borrower’s true and lawful agent and attorney-in-fact for

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the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $50,000 in the aggregate, Agent shall permit Borrower to replace, restore, repair or rebuild the property; provided that if Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d).

5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, Environmental Laws and Environmental Permits, FERC Regulations and the FPA, except (a) with respect to Environmental Laws and Environmental Permits, to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to result in Environmental Liabilities in excess of $250,000, and (b) with respect to all other federal, state, local and foreign laws applicable to such Credit Party, to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

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5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to result in Environmental Liabilities in excess of $250,000; (b) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to result in Environmental Liabilities in excess of $250,000, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9 Landlords’ Agreements, Mortgagee Agreements; Bailee Letters and Real Estate Purchases. Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a

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processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a landlord agreement or bailee letter, as appropriate, of the type referred to in the preceding sentence shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate subject only to Permitted Encumbrances, together with environmental audits, mortgage title insurance commitment, real property survey, and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10 Accountant Recommendations. Within 180 days after the Closing Date, the Credit Parties shall provide to Agent, in form and substance reasonably satisfactory to Agent and its legal counsel, that the evidence that the internal controls and financial reporting capabilities of Borrower have been enhanced in accordance with the recommendations provided to Borrower by Borrower’s independent certified public accountants, PricewaterhouseCoopers.

5.11 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.12 Accounting System. Within 540 days after the Closing, the Credit Parties shall provide to Agent, in form and substance reasonably satisfactory to Agent and its legal counsel, evidence of the establishment of an integrated accounting system for Borrower.

5.13 Software License. On or before June 1, 2008, the Credit Parties shall provide to Agent, in form and substance reasonably satisfactory to Agent and its legal counsel, evidence that (a) the software license provided to Borrower expiring in September 2008 has been renewed, or (ii) Borrower has entered into a new software license providing the at least the same services and functionality as the software license expiring September 2008.

6. NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary (provided that Borrower may form or acquire a Subsidiary (i) in connection with any investment in a joint venture permitted by and subject to the limitations set forth in Section 6.2, and (ii) so long as

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such Subsidiary becomes a Guarantor), or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past priorities; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) Permitted Investments; (d) Borrower may make investments in no more than five joint ventures, provided that Borrower’s investment in any joint venture permitted pursuant to this Section 6.2(d) shall not exceed $1,500,000, and provided further that all assets acquired by Borrower in connection with any such permitted joint venture shall be free and clear of all Liens (other than Permitted Encumbrances); and (e) other investments not exceeding $100,000 in the aggregate at any time outstanding.

6.3 Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law,(iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, and (v) hedging obligations under swaps, caps and collar arrangements arranged by GE Capital.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv) (provided, however, that the right to voluntarily purchase, redeem, defease or prepay any Indebtedness upon a refinancing thereof shall be subject to Section 6.13); (iv) other Indebtedness (excluding Subordinated Debt) not in excess of $100,000; and (v) as otherwise permitted in Section 6.13.

6.4 Employee Loans and Affiliate Transactions.

(a) Except for the Supply Agreement and the Administrative Services Agreement, no Credit Party shall enter into or be a party to any transaction with any other Credit

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Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions entered into after the Closing Date involves payments in excess of $10,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $20,000 to any employee and up to a maximum of $50,000 in the aggregate at any one time outstanding.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock unless (a) the issuance of such additional Stock (when aggregated with all other Stock of such Credit Party) shall not, on a fully diluted basis, cause a Change of Control, and (b) such additional Stock is pledged to Agent pursuant to a Pledge Agreement executed and delivered to Agent prior to the issuance of such additional Stock. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $100,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would

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prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business and having a book value, not exceeding $100,000 in the aggregate in any Fiscal Year and (c) the sale or other disposition of other Equipment and Fixtures having a book value not exceeding $100,000 in the aggregate in any Fiscal Year.

6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liability in excess of $250,000 in the aggregate.

6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such Release of any Hazardous Materials which could not reasonably be expected to give rise to any Environmental Liabilities in excess of $250,000.

6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (b) employee loans permitted under Section 6.4(b), (c) arm’s length payments under the Supply Agreement and (d) to the extent no Event of Default has occurred and is continuing or would result after giving effect to any such payment, Borrower is permitted to make payments of Borrower’s allocable share of the expenses of Parent pursuant to the Administrative Services Agreement.

6.14 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d)

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change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.15 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower except for any agreement, instrument, indenture or other obligation with respect to Indebtedness permitted herein.

6.16 Intentionally Omitted

6.17 Changes Relating to Material Contracts. No Credit Party shall change or amend the terms of any of the Material Contract any manner that could reasonably be expected to have a material adverse effect on any such Material Contract.

7. TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Facility Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

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8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Agent’s demand for such reimbursement or payment of expenses.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

(c) Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively; provided, however, that the failure to deliver any Financial Statement, notice, Projection or other information (i) with respect to the Fiscal Months, Fiscal Quarters and the Fiscal Year ending during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, and (ii) pursuant to the provisions of Section 4.1, Annex E and Annex F, shall only constitute an Event of Default if such failure continues for more than five (5) days after the scheduled date of delivery of such Financial Statement, notice, Projection or other information.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

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(g) Assets of any Credit Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

(m) With respect to any Material Contract: (a) any default or breach by Borrower occurs and is continuing under such Material Contract, (b) Borrower fails to cure such default or breach within the cure period prescribed by such Material Contract, and (c)(i) Borrower receives a written notice of material default from the other party to such Material Contract, or (ii) such Material Contract terminates as a result of Borrower’s default or breach.

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8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Term Lenders shall), without notice, suspend the availability of Term Loans to Borrower and/or the incurrence of additional Letter of Credit Obligations on behalf of Borrower, whereupon any additional Term Loan Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Term Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the availability of Loans or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent

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shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,5000,000; (iv) include a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

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(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written

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consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(h) Nothing contained in this Section 9 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Requisite Term Lenders, Supermajority Term Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Term Lenders, Supermajority Term Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Term Lenders, Supermajority Term Lenders or all affected Lenders, as applicable.

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9.3 Agent’s Reliance, Etc.Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

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9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f),

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each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments. Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each applicable Loan available to Agent on each funding

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date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender,” “Term Lender” or “L/C Lender” (or be included in the calculation of “Requisite Lenders,” “Requisite Term Lenders,” “Supermajority Term Lenders” or “Requisite L/C Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

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(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10. SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

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11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Term Lenders, Supermajority Term Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Eligible Reduction Contract Amount, that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Reduction Contracts set forth in Section 1.6 shall be effective unless the same shall be in writing and signed by Agent, Requisite Term Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to (i) the making of any Term Loan Advance shall be effective unless the same shall be in writing and signed by Agent, Requisite Term Lenders and Borrower, and (ii) the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite L/C Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender and L/C Issuer directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders and the L/C Issuer); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders,” “Requisite Term Lenders,” “Supermajority Term Lenders” or “Requisite L/C Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations under this Agreement, or any other Loan Document, including any increase in the Letter of Credit Commitment of all L/C Lenders or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required

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hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as “Non Consenting Lender”); or

(ii) requiring the consent of Supermajority Term Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Term Lenders is not obtained;

(iii) requiring the consent of Requisite Term Lenders, the consent of Term Lenders holding 51% or more of the aggregate Term Loan Commitments is obtained, but the consent of Requisite Term Lenders is not obtained; or

(iv) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

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11.3 Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of its counsel and auditors) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; provided, however, if no Default or Event of Default exists at the time Borrower is required to make any reimbursement payment pursuant to this Section 11.3(e), Borrower’s reimbursement obligation under this Section 11.3(e) shall be limited to an amount not to exceed $10,000 per annum plus all expenses for travel, lodging and food paid or incurred in connection with the performance of such advisory services;

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including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees reasonably incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

11.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the

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confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY AND PARENT HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, PARENT, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS, THE CREDIT PARTIES AND THE PARENT ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. PARENT AND EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND PARENT AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT PARENT OR SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. PARENT AND EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH

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ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO PARENT OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF PARENT OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any other Party or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to the other Parties and without the prior written consent of such other Parties unless (and only to the extent that) such Party or its Affiliate is required to do so under law and then, in any event, such Party or its Affiliate will consult with the other Parties before issuing such press release or other public disclosure.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent

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or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER

ALTERNATIVE ENERGY RESOURCES, INC., a Delaware corporation

By:	/s/ Michael D. Picchi
Name:	Michael D. Picchi
Title:	Chief Financial Officer

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/s/ Stephen M. Petricone
Duly Authorized Signatory

SIGNATURE PAGE – CREDIT AGREEMENT

The following Person is a signatory to this Agreement to evidence its representations and warranties pursuant to Article III of this Agreement.

COMVERGE, INC., a Delaware corporation

By:	/s/ Michael D. Picchi
Name:	Michael D. Picchi
Title:	Chief Financial Officer

PARENT SIGNATURE PAGE – CREDIT AGREEMENT

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning assigned thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Activation Event” and “Activation Notice” have the meanings assigned thereto in Annex C.

“Administrative Services Agreement” means the Administrative Services Agreement dated January 18, 2007 between Borrower and Parent for the provision to the Borrower of certain administrative services.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning assigned to it in the recitals to the Agreement.

“Applicable L/C Index Margin” means the per annum fee, from time to time in effect, payable with respect to (a) outstanding L/C Loans as determined by reference to Sections 1.16(c) and 1.5(a), and (b) outstanding Letter of Credit Obligations as determined by reference to Annex B.

“Applicable L/C LIBOR Margin” means the per annum fee, from time to time in effect, payable with respect to (a) outstanding L/C Loans as determined by reference to Section 1.5(a), and (b) outstanding Letter of Credit Obligations as determined by reference to Annex B.

“Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Sections 1.16(c) and 1.5(a).

“Applicable Margins” means collectively the Applicable L/C LIBOR Margin, the Applicable L/C Index Margin, the Applicable Unused Line Fee Margin, the Applicable Term Loan LIBOR Margin and the Applicable Term Loan Index Margin.

“Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrower’s non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning assigned to it in Section 9.1(a).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning assigned to it in Annex C.

“Borrower” has the meaning assigned thereto in the preamble to the Agreement.

“Borrower Pledge Agreement” means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets, demand response load control equipment or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning assigned to it Annex B.

“Cash Management Systems” has the meaning assigned to it in Section 1.8.

“Change of Control” means any event, transaction or occurrence as a result of which (a) Parent ceases to own and control at least 51% (or a lesser percentage if such percentage is deemed a controlling interest pursuant to Borrower’s charter, bylaws or partnership or operating agreement as applicable) of the economic and voting rights associated with all of the outstanding capital Stock of Borrower or (b) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means January 18, 2007.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Letter of Credit Commitment and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Letter of Credit Commitments and Term Loan Commitments, which aggregate commitment shall be Forty Million and No/100 Dollars ($40,000,000.00) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning assigned to it in Annex E.

“Concentration Account” has the meaning assigned to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Borrower, and each of its Subsidiaries.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Accounts” has the meaning assigned to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Drawdown Period Termination Date” has the meaning assigned to it in Section 1.1(b)(i).

“Drawdown Periods” means, collectively, the First Drawdown Period, the Second Drawdown Period and the Third Drawdown Period.

“EBITDA” means, for any period, the Net Income (Loss) of Borrower and its Subsidiaries on a consolidated basis for such period, plus interest expense, income tax expense, amortization expense, depreciation expense, extraordinary losses, warrant and stock options expense and minus extraordinary gains, in each case, of Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP to the extent included in the determination of such Net Income (Loss) with only such adjustments thereto as would be required to allow for proxy revenue and expense recognition.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Eligible Reduction Contract Amount” means, as of any date of determination by Agent, from time to time:

(a) with respect to any Eligible Reduction Contract having a term of five (5) years or more, an amount at such time of up to 90% (such percentage subject to downward adjustment to reflect reserves, with such downward adjustments directly proportionate to End-Consumer Churn Rate and in increments of 1.0%; provided that (i) no such downward adjustments shall occur unless End Consumer Churn Rate exceeds 5%, and (ii) End-Consumer Churn Rate for any Fiscal Quarter shall be determined as of the date Borrower delivers the End-Consumer Churn Rate chart during such Fiscal Quarter in accordance with Exhibit E) of Expenditures with respect to such Eligible Reduction Contract; and

(b) with respect to any Eligible Reduction Contract having a term of less than five (5) years, the amount of the scheduled System Purchase Payment pursuant to the System Purchase Obligation under such Eligible Reduction Contract;

in each case, less the amount of any Term Loan Advances made to Borrower by the Term Lenders with respect to such Eligible Reduction Contract prior to such date.

“Eligible Reduction Contracts” has the meaning assigned to it in Section 1.6.

“End Consumers” means, with respect to any Reduction Contract, those consumers receiving electricity from the Qualified Customer under such Reduction Contract.

“End-Consumer Churn Rate” means, with respect to any Eligible Reduction Contract and as of any date of determination by Agent, (a) (i) the sum of End-Consumer Removals and End-Consumer Disconnects, less (ii) the number of End-Consumer Reconnects, divided by (b) Gross End-Consumer Installations, in each case occurring since the first month of End-Consumer Installations under such Eligible Reduction Contract, divided by (c) the number of months since the first month of End-Consumer Installations under such Eligible Reduction Contract, multiplied by (d) twelve months.

“End-Consumer Disconnect” means the deactivation of any demand response load control equipment located on the premises of an End Consumer without the physical removal of such demand response load control equipment from such premises.

“End-Consumer Installation” means the installation of demand response load control equipment on the premises of an End Consumer.

“End-Consumer Reconnect” means demand response load control equipment that (a) is deactivated pursuant to an End-Consumer Disconnect, (b) is subsequently reactivated for use, and (c) for which billing obligations from the Qualified Customer have resumed.

“End-Consumer Removal” means the physical removal of any demand response load control equipment from the premises of an End Consumer that was previously installed on such premises.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning assigned to it in Section 8.1.

“Expenditures” means those hard and soft costs and expenditures incurred by Borrower with respect to Borrower’s performance under the Eligible Reduction Contracts.

“Facility Termination Date” means the earliest of (a) January 17, 2014, (b) the date of termination of Lenders’ obligations to make Term Loan Advances (if such date occurs prior to the Drawdown Period Termination Date) or permit existing Term Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of termination of Lenders’ obligations to incur Letter of Credit Obligations or permit existing Letter of Credit Obligations to remain outstanding pursuant to Section 8.2(b), and (d) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“FERC Regulations” means all regulations, rules and procedures of the Federal Energy Regulatory Commission.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets (a) of Borrower delivered in accordance with Section 3.4 and Annex E, and (b) the “Enterprise” division of Parent (such division now the Borrower hereunder) delivered on or prior to the Closing Date in form and substance acceptable to Agent.

“First Drawdown Period” has the meaning assigned to it in Section 1.1(b)(iv).

“First Term Loan” has the meaning assigned to it in Section 1.1(b)(iv).

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, the sum of (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) cash taxes to the extent accrued or otherwise payable with respect to such period, plus (c) regularly scheduled payments of principal paid or that were required to be paid on any Indebtedness during such period, plus (d) dividends or other distributions paid to Stockholders during such period.

“Fixed Charge Coverage Ratio” means, with respect to any period of four consecutive Fiscal Quarters ending on or most recently preceding the date of determination, the ratio of the following for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP: (a) EBITDA for such period less Non-Financed Capital Expenditures for such period (provided that such Non-Financed Capital Expenditures shall not include Parent Funded Capital Expenditures for such period), to (b) Fixed Charges for such period; provided, however, that for purposes of determining the Fixed Charge Coverage Ratio, (x) EBITDA less Non-Financed Capital Expenditures (excluding Parent Funded Capital Expenditures) for each of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be $581,000, $1,072,000, and $1,716,000, respectively, and (y) Fixed Charges for each of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be $0.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“FPA” means the Federal Power Act, 16 U.S.C. Sections 791a-828c (1978).

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of the date hereof, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross End-Consumer Installations” means the total End Consumer Installations without consideration to (a) the total End-Consumer Removals, (b) the total End-Consumer Disconnects, or (c) the total End-Consumer Reconnects, each as may be reported to the Qualified Customer.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means each Subsidiary of Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning assigned to it in Section 1.13.

“Indemnified Person” has the meaning assigned to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Indebtedness” means Indebtedness consisting of intercompany loans and advances made by (a) Borrower to any other Credit Party that is a Guarantor, (b) any such Guarantor to Borrower, or (c) Parent to any Credit Party.

“Interest Coverage Ratio” means, with respect to any period of four consecutive Fiscal Quarters ending on or most recently preceding the date of determination, the ratio of EBITDA to Interest Expense; provided, however, that for purposes of determining the Interest Coverage Ratio, (x) EBITDA for each of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be $581,000, $1,072,000, and $1,716,000, respectively and (y) Interest Expense for each of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be $0.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means the first Business Day of each calendar month to occur while any Loan is outstanding; provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Facility Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Advance” means any payment made by any L/C Lender pursuant to any Letter of Credit Obligation incurred by such L/C Lender on behalf of Borrower.

“L/C Lenders” means, as of any date of determination, Lenders having a Letter of Credit Commitment.

“L/C Loan” means, at any time, the aggregate amount of outstanding L/C Advances.

“L/C Issuers” means issuers of Letters of Credit to Borrower as contemplated by the Agreement.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Commitment” means (a) as to any L/C Lender, the aggregate commitment of such L/C Lender to incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such L/C Lender and (b) as to all L/C Lenders, the aggregate commitment of all L/C Lenders to incur Letter of Credit Obligations, which aggregate commitment shall be Three Million and No/100 Dollars ($3,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Letter of Credit Fee” has the meaning assigned to it in Annex B.

“Letter of Credit Note” has the meaning assigned to it in Section 1.1(a)(ii).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.

“Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. The term does not include a Swap Related L/C.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, a period commencing on the first LIBOR Business Day of any calendar month and ending one month thereafter; provided, that the foregoing provision is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day; and

(b) any LIBOR Period that would otherwise extend beyond the Facility Termination Date shall end two (2) LIBOR Business Days prior to such date.

“LIBOR Rate” means a rate of interest with respect to each calendar month occurring while any Loan is outstanding, determined by Agent and equal to:

(a) the offered rate for deposits in United States Dollars for 90-day periods which appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second full LIBOR Business Day next preceding the first day of such calendar month (unless (i) the first day of such calendar month is not a Business Day, in which event the next succeeding Business Day will be used, or (ii) the Closing Date is before January 30, 2006, in which event the rate for deposits for the time period commencing on the Closing Date and ending on January 30, 2006 will be the offered rate on January 30, 2006), divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such calendar month (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning assigned to it in Section 3.13.

“Loan Account” has the meaning assigned to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan

Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Term Loans and the L/C Loans.

“Lock Boxes” has the meaning assigned to it in Annex C.

“Margin Stock” has the meaning assigned to it in Section 3.10.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as Applicant, and L/C Issuer.

“Material Adverse Effect” means any fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities, prospects, or properties of Borrower; (b) has or is reasonably expected to have a material adverse effect on the validity or enforceability of any loan document; (c) materially impairs or is reasonably expected to materially impair the ability of Borrower to pay and perform its obligations; (d) materially impairs or is reasonably expected to materially impair the ability of Agent to enforce its rights and remedies under any Loan Document; or (e) has or is reasonably expected to have any material adverse effect on Agent’s collateral, the Liens of Agent in such Collateral or the priority of such Liens. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which, at the time of such event or occurrence, results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of ten percent (10%) of Borrower’s revenues for the Fiscal Year immediately preceding such event or occurrence (such revenues measured in accordance with GAAP) shall constitute a Material Adverse Effect.

“Material Contracts” means (a) that certain Demand Response Capacity Delivery Agreement dated October 6, 2003, between San Diego Gas & Electric Company and Comverge, Inc., as amended by that certain First Amendment to Demand Response Capacity Delivery Agreement dated November 15, 2004, as the same was assigned to Borrower; (b) that certain Contract dated March 26, 2003, between Pacificorp and Comverge Technologies, Inc., as the same was assigned to Borrower; (c) that certain Agreement for Supplemental Installed Capacity Southwest Connecticut (LRP Resources) dated April 13, 2004, between ISO New England Inc, as agent for the market participants described therein, and Comverge, Inc., as the same was assigned to Borrower; (d) that certain Agreement for Supplemental Installed Capacity Southwest Connecticut dated April 15, 2004 and amended May 14, 2004, between ISO New England, Inc. and Pinpoint Power LLC, as assigned to Comverge, Inc. pursuant to that certain Assignment and Assumption Agreement dated May 31, 2004 by and between Pinpoint Power, LLC and Comverge, Inc., as the same was assigned to Borrower, (e) the Turnkey Contracts; (f) the Supply Agreement; (g) the Administrative Services Agreement; (h) any Eligible Reduction Contract entered into by Borrower subsequent to the Closing Date pursuant to which Term Lenders make a Term Loan Advance, and (i) any other material contract or agreement pursuant to which services and products are provided to Borrower in connection with Borrower’s performance under any Eligible Reduction Contract.

“Maximum Term Loan Amount” has the meaning assigned to it in Section 1.1(b)(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income (Loss)” means with respect to any Person and for any period, the aggregate net income (or loss) after taxes of such Person for such period, determined in accordance with GAAP.

“Non-Financed Capital Expenditures” means, with respect to any Person for any fiscal period, all Capital Expenditures which are not financed through the incurrence of any Indebtedness.

“Non-Funding Lender” has the meaning assigned to it in Section 9.9(a)(ii).

“Notes” means any promissory notes evidencing the Term Loans and the Letter of Credit Obligations made available to or incurred on behalf of Borrower by Lenders pursuant to the Agreement.

“Notice of Term Loan Advance” has the meaning assigned to it in Section 1.1(b)(i).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

“Parent” has the meaning assigned thereto in the recitals to the Agreement.

“Parent Funded Capital Expenditures” means, with respect to Borrower and its Subsidiaries for any fiscal period, those amounts (a) received by Borrower and its Subsidiaries from Parent, (b) used by Borrower and its Subsidiaries for the funding of Capital Expenditures, and (c) evidenced by documentation provided to and reasonably satisfactory to Agent.

“Parent Pledge Agreement” means the Pledge Agreement of even date herewith executed by Parent in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrower owned or held by Parent.

“Party” means any party executing this Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto or encumbrances, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i)

presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7; (k) Liens on all installed direct control units pursuant to that certain Contract dated March 26, 2003, between Pacificorp and Comverge Technologies, Inc., as the same was assigned to Borrower; provided, that such Liens in favor of Pacificorp shall be Permitted Encumbrances if such Liens are subordinated to the Liens of Agent; and (l) Liens described in the Disclosure Schedule 6.7.

“Permitted Investments” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Corporation or Moody’s; (c) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s Corporation and, in each case, maturing within one year after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (e) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from Standard & Poor’s Corporation or Moody’s.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Pledge Agreements” means the Borrower Pledge Agreement, the Parent Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of January 1, 2007 after giving pro forma effect to the Related Transactions.

“Projections” means Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Letter of Credit Obligations and L/C Loans, the percentage obtained by dividing (i) the Letter of Credit Commitment of that Lender by (ii) the aggregate Letter of Credit Commitments of all Lenders, (b) with respect to the Term Loans, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Facility Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P or a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Customer” means an electric power utility, electric cooperative, municipality, retail electric provider, electricity distribution company or independent system operator (a) serving electricity consumers in the United States of America, and (b) having a senior unsecured debt rating of BBB- or higher from S&P and a rating of Baa3 or higher from Moody’s.

“Real Estate” has the meaning assigned to it in Section 3.6.

“Reduction Contract” means a contract by and between Borrower and an electricity provider pursuant to which Borrower provides the sale of peak load reduction capacity to such electricity provider.

“Related Transactions” means the initial borrowing under the First Term Loan on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite L/C Lenders” means L/C Lenders having (a) more than 66 2/3% of the Letter of Credit Commitments of all Lenders, or (b) if the Letter of Credit Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Letter of Credit Obligations.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Loans.

“Requisite Term Lenders” means Term Lenders having (a) more than 66 2/3% of the Term Loan Commitments of all Lenders, or (b) if the Term Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Term Loans.

“Reserves” means (a) reserves established by Agent from time to time against Eligible Reduction Contracts, and (b) such other reserves that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Intercompany Indebtedness (other than the conversion of such Intercompany Indebtedness to Stock of such Credit Party); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Second Drawdown Period” has the meaning assigned to it in Section 1.1(b)(v).

“Second Term Loan” has the meaning assigned to it in Section 1.1(b)(v).

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Senior Leverage Ratio” means, with respect to Borrower as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of the Term Loans, Letter of Credit Obligations and any other Indebtedness secured by a first-priority Lien on the Credit Parties’ assets on such date to (b) EBITDA for the 12 months ending on such date provided, however, that for purposes of determining the Senior Leverage Ratio, EBITDA for each of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be $581,000, $1,072,000, and $1,716,000, respectively.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower in favor of Agent, on behalf of itself and Lenders.

“Supermajority Term Lenders” means Lenders having (a) 80% or more of the Term Loan Commitments of all Lenders, or (b) if the Term Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Term Loans and Letter of Credit Obligations.

“Supply Agreement” means the Supply Agreement between the Borrower and Parent dated January 18, 2007 for the purchase of Systems.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“System Purchase Obligation” has the meaning assigned to it in Section 1.6(d).

“System Purchase Payment” means any payment to Borrower from a Qualified Customer pursuant to a System Purchase Obligation.

“Systems” means electricity demand response systems through which Borrower provides the sale of peak load reduction capacity to electricity providers pursuant to a Reduction Contract.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Term Loan Commitments.

“Term Loan Advance” has the meaning assigned to it in Section 1.1(b)(i).

“Term Loans” means, collectively, the First Term Loan, the Second Term Loan and the Third Term Loan.

“Term Loan Commitment” means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loans on or before the Drawdown Period Termination Date as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loans on or before the Drawdown Period Termination Date, which aggregate commitment shall be up to Thirty Seven Million and No/100 Dollars ($37,000,000.00). After advancing the any portion of any Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loans.

“Term Loan Note” has the meaning assigned to it in Section 1.1(b)(iii).

“Third Drawdown Period” has the meaning assigned to it in Section 1.1(b)(vi).

“Third Term Loan” has the meaning assigned to it in Section 1.1(b)(vi).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Turnkey Contract” means a Contract by and between Borrower and Borrower’s customer, with terms and conditions including (but not limited to) some or all of the following: (a) Borrower builds and manages a System on behalf of Borrower’s customer; (b) Borrower will be paid by Borrower’s customer for performance on a $/kW/year basis for the term of such Contract; (c) ownership of the System is retained by Borrower’s customer; and (d) at the end of the term of such Contract, Borrower’s customer has the option to operate and maintain of the System or re-engage Borrower to operate and maintain the System.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that an officer or director of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that an officer or director of such Credit Party, if he or she had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.1(a))

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Lenders agree to incur, from time to time prior to the Facility Termination Date, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for Borrower’s account. Each L/C Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the Letter of Credit Commitments of all L/C Lenders. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent and L/C Issuer in their respective sole discretion (including with respect to customary evergreen provisions), and neither Agent nor L/C Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Facility Termination Date.

(b)(i) Advances Automatic; Participations. In the event that the L/C Issuer makes or is required to make any payment on or pursuant to any Letter of Credit, (1) it shall promptly notify Agent and Borrower thereof, (2) Agent shall pay the L/C Issuer the amount of such payment within one Business Day after receipt of such notice, and (3) such payment shall be deemed to be a Letter of Credit Obligation, regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each L/C Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any L/C Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Letter of Credit Obligation or payment by Agent to the L/C Issuer shall not relieve any other L/C Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no L/C Lender shall be responsible for the failure of any other L/C Lender to make available such other L/C Lender’s Pro Rata Share of any such payment.

(ii) If Borrower shall be unable to request the incurrence of any Letter of Credit Obligation as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any L/C Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to the L/C Issuer, then (A) immediately and without further action whatsoever, each L/C Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer an undivided interest and participation equal to such L/C Lender’s Pro Rata Share (based on its Letter of Credit Commitment) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each L/C Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer an undivided interest and participation in such L/C Lender’s Pro Rata Share (based on its Letter of Credit Commitment) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each L/C Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to the participation in all payments or disbursements of Term Lenders with respect to the Term Loans, and Agent shall reimburse the L/C Issuer for such payment and disbursements as set forth in clause (i) above.

(iii) The obligations of L/C Lenders under clauses (i) and (ii) above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.

(c) Cash Collateral. (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Facility Termination Date, Borrower will pay to Agent for the ratable benefit of itself and L/C Lenders cash or cash equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, L/C Lenders and L/C Issuer. Borrower hereby pledges and grants to Agent, on behalf of itself and L/C Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Facility Termination Date, Borrower shall either (A) provide Cash Collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver to L/C Issuer a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent and L/C Issuer in their respective sole discretion.

(iii) From time to time after funds are deposited as Cash Collateral by Borrower, whether before or after the Facility Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and L/C Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

(iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and L/C Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by law. Interest earned on Cash Collateral shall be held as additional collateral.

(d) Fees and Expenses. Borrower agrees to pay to Agent for the benefit of the L/C Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C LIBOR Margin (or, if applicable, the Applicable L/C Index Margin) from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the L/C Lenders in arrears, on the first day of each month and on the Facility Termination Date. In addition, Borrower shall pay to the L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit in the form Exhibit B-1 attached hereto. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrower to reimburse Agent and L/C Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each L/C Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and L/C Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any L/C Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any L/C Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or the L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each L/C Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any L/C Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any L/C Lender seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Agent or such L/C Lender (as finally determined by a court of competent jurisdiction). Notwithstanding anything in this clause (g)(i) to the contrary, Borrower shall have no obligation to indemnify Agent or any L/C Lender with respect to any claims, demands, liabilities, damages, losses, costs, charges and expenses by Borrower against Agent or such L/C Lender based upon Agent’s or such L/C Lender’s breach of its obligations under this Annex B.

(ii) As between Agent and any L/C Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any L/C Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any L/C Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any L/C Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of the L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and the L/C Issuer, including a Master Documentary Agreement and a Master Standby Agreement entered into with L/C Issuer.

ANNEX C (Section 1.8)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes (“Lock Boxes”) or, at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”). On or before the Closing Date, Borrower shall have established a concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrower in Disclosure Schedule (3.19) (the “Concentration Account Bank”) which bank shall be reasonably satisfactory to Agent.

(b) Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Term Loan Advances made to Borrower pursuant to Section 1.1 for use by Borrower in accordance with the provisions of Section 1.4.

(c) On or before the Closing Date (or such later date as Agent shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which (1) an Event of Default has occurred and is continuing, or (2) an event or circumstance having a Material Adverse Effect has occurred, (any of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(d) So long as no Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account. Borrower on behalf of itself and each

Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Blocked Accounts.

ANNEX D (Section 2.1(a))

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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning assigned thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

B. Notes. Duly executed originals of the Letter of Credit Notes and the Term Loan Notes for each applicable Lender, dated the Closing Date.

C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, including but not limited to a Power of Attorney executed and delivered by each Grantor to Agent.

D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

E. Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to Permitted Encumbrances.

(b) Evidence reasonably satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

F. Intentionally Omitted.

G. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H. Intentionally Omitted.

I. Subsidiary Guaranties. Guaranties executed by and each direct and indirect Subsidiary of Borrower in favor of Agent, for the benefit of Lenders.

J. Intentionally Omitted.

K. Initial Notice of Term Loan Advance. Duly executed originals of a Notice of Term Loan Advance, dated the Closing Date, with respect to the initial Term Loan Advance to be requested by Borrower on the Closing Date.

L. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Term Loan Advance.

M. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

N. Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

O. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement or limited partnership agreement, as the case may be, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and stockholders, members or partners, as the case may be, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

P. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

Q. Opinions of Counsel. Duly executed originals of opinions of Andrews & Kurth LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

R. Pledge Agreements. Duly executed originals of each of the Pledge Agreements accompanied by share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank.

S. Accountants’ Letter. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

T. Appointment of Agent for Service. An appointment of CT Corporation as each Credit Party’s agent for service of process.

U. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

V. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that, since the date of formation of Borrower (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

W. Intentionally Omitted.

X. Intentionally Omitted.

Y. Intentionally Omitted.

Z. Subordination and Intercreditor Agreements. Agent and Lenders shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness and Collateral of any Credit Party.

AA. Intentionally Omitted.

BB. Intentionally Omitted.

CC. Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower’s Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

DD. Master Standby Agreement. A Master Agreement for Standby Letters of Credit between Borrower and                         .

FF. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

ANNEX E (Section 4.1(a))

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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a) Intentionally Omitted.

(b) Quarterly Financials. To Agent and Lenders, within fifty (50) days after the end of each Fiscal Quarter ending on or before December 31, 2007 and within forty-five (45) days after the end of each Fiscal Quarter thereafter, consolidated and consolidating financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments), (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments), (iii) the roll forward calculation chart substantially in the form Exhibit E-1 attached hereto, and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent, and (iv) the End-Consumer Churn Rate calculation chart substantially in the form of Exhibit E-2 attached hereto, and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within fifty (50) days after the end of each Fiscal Quarter ending on or before December 31, 2007 and within forty-five (45) days after the end of each Fiscal Quarter thereafter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c) Operating Plan. To Agent and Lenders, (i) as soon as available, but not later than fifteen (15) days prior to the end of each Fiscal Year, a draft of the annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following Fiscal Year, and (ii) as soon as available, but not later than thirty (30) days after the beginning of each

Fiscal Year, a final draft of the annual operating plan for Borrower, approved by the Board of Directors of Borrower, for such Fiscal Year. Each draft and final draft of annual operating plan delivered pursuant to this subsection (c) shall (i) include a statement of all of the material assumptions on which such plan is based, (ii) include a status report, summary and statement of scheduled revenues with respect to each Eligible Reduction Contract, (iii) include monthly balance sheets and a monthly budget for the following year, and (iv) integrate sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. To Agent and Lenders, within ninety five (95) days after the end of each Fiscal Year ending on or before December 31, 2007 and within ninety (90) days after the end of each Fiscal Year thereafter, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h) Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Stock of such Person.

(i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(l) Lease Default Notices. To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.

(m) Lease Amendments. To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

(o) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

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CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i) a reconciliation of the most recent general ledger and month-end Inventory reports of Borrower (by location) to Borrower’s general ledger and monthly Financial Statements delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii) a reconciliation of the Accounts of Borrower and subscriber lists with respect to each Eligible Reduction Contract by location to Borrower’s most recent Notice of Term Loan Advance, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iii) an aging of accounts payable and a reconciliation of that accounts payable aging to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iv) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(b) To Agent, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(c) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and be continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

F-1

(d) Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(e) Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

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ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio of not less than the following:

1.50 for each Fiscal Quarter ending on or prior to the Drawdown Period Termination Date; and

1.25 for each Fiscal Quarter ending thereafter.

(b) Minimum Interest Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, an Interest Coverage Ratio of not less than the following:

4.00 for the Fiscal Quarter ending March 31, 2007;

4.00 for the Fiscal Quarter ending June 30, 2007;

4.00 for the Fiscal Quarter ending September 30, 2007;

4.00 for the Fiscal Quarter ending December 31, 2007;

4.50 for the Fiscal Quarter ending March 31, 2008;

4.50 for the Fiscal Quarter ending June 30, 2008;

4.50 for the Fiscal Quarter ending September 30, 2008;

4.50 for the Fiscal Quarter ending December 31, 2008; and

5.00 for each Fiscal Quarter ending thereafter.

(c) Maximum Senior Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Senior Leverage Ratio as of the last day of such Fiscal Quarter of not more than the following

3.00 for the Fiscal Quarter ending March 31, 2007;

3.00 for the Fiscal Quarter ending June 30, 2007;

3.00 for the Fiscal Quarter ending September 30, 2007;

3.00 for the Fiscal Quarter ending December 31, 2007;

2.75 for the Fiscal Quarter ending March 31, 2008;

2.75 for the Fiscal Quarter ending June 30, 2008;

2.75 for the Fiscal Quarter ending September 30, 2008;

2.75 for the Fiscal Quarter ending December 31, 2008; and

2.5 for each Fiscal Quarter ending thereafter.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and

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all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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ANNEX H (Section 1.1(d))

to

CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005
ABA#:	021001033
Acct#:	50278772
Account Name:	GECC/T&I Depository
Reference:	EF21563-Alternative Energy Resources, Inc. P&I Payment

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ANNEX I (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital,

at General Electric Capital Corporation

120 Long Ridge Road

Stamford, Connecticut 06917

Attention: AER Account Manager

Telecopier No.: 203-961-2000

Telephone No.: 203-961-2959

with copies to:

Husch & Eppenberger, LLC

1200 Main Street, Suite 2300

Kansas City, Missouri 64105

Attention: Christopher J. Rockers, Esq.

Telecopier No.: 816-421-0596

Telephone No.: 816-421-4800

(B)	If to Borrower, at c/o Comverge, Inc.

3950 Shackleford Road, Suite 400

Duluth, Georgia 30096

Attn: Michael Picchi

Telecopier No.: 770-696-7665

Telephone No.: 770-658-5042

with copies to:

Andrews & Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: Timothy J. Unger

Telecopier No.: 713-238-7142

Telephone No.: 713-220-4370

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ANNEX J (from Annex A-Commitments definition)

to

CREDIT AGREEMENT

Lender(s):

General Electric Capital Corporation
Letter of Credit Commitment:	$3,000,000
Term Loan Commitment:	$37,000,000

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